Exhibit 99.1

Warren Resources Announces Third Quarter 2005 Results

– Oil and Gas Revenues Increase 106% as Production Increases 43% from Comparable Quarter in 2004

NEW YORK, November 8, 2005 /PRNewswire-FirstCall/ — Warren Resources, Inc. (NASDAQ:WRES) (“Warren” or the “Company”) today announced 2005 third quarter and nine month financial and operating results. Total revenues increased 23% to $10.0 million for third quarter 2005 as compared to revenues of $8.1 million for third quarter 2004. The increase in revenues for the third quarter of 2005 resulted from a 106% increase in oil and gas revenue, primarily from our Wilmington Townlot Unit field in California (“WTU”) and an increase in realized oil and natural gas sales prices.  The Company reported a net loss applicable to common stockholders of $1.5 million for third quarter 2005, as compared to a net loss applicable to common stockholders of $3.5 million for third quarter of 2004. Net loss per share (after preferred dividends of $0.4 million) was $0.04 for the third quarter 2005 based on 42.0 million weighted average common shares outstanding as compared to a net loss per share (after preferred dividends of $1.6 million) of $0.18 per share for third quarter of 2004 based on 19.5 million weighted average common shares outstanding. At September 30, 2005, the Company had 43 million shares of common stock outstanding.

The Company reported that oil and gas production increased 43% to 495 MMcfe for the quarter ended September 30, 2005 compared to 347 MMcfe for the same period in 2004. Average natural gas equivalent realized sales prices were $7.72 per Mcfe for the quarter ended September 30, 2005 as compared to $5.34 per Mcfe for the same period in 2004.

The Company reported that the net loss for the third quarter of 2005 included a turnkey contract loss of $0.2 million, compared to a turnkey contract loss of $1.1 million for the comparable period of 2004. Turnkey contract costs have been higher than turnkey contract revenues for these periods principally due to higher costs for drilling rigs, steel and well services.

Production and exploration expense increased to $2.2 million for the third quarter of 2005 compared to $1.1 million for the comparable period of 2004. This increase results from increased production for the quarter plus increased costs associated with the resumption of drilling operations and renovation of the WTU central facility. Capital expenditures in the third quarter of 2005 totaled $10.3 million.

The Company further reported that on September 21, 2005 it called for redemption on November 23, 2005 its 13.02% Sinking Fund Convertible Bonds due 2015, which have an outstanding principal balance of $10.6 million. Additionally, on October 3, 2005, the Company called for redemption on December 5, 2005 its 12% Secured Convertible Bonds due 2009; 12% Secured Convertible Bonds due 2010; and 12% Secured Convertible Bonds due 2016, which have a collective balance of $3.7 million. Upon redemption of these bonds, U.S. Treasury securities having a current fair market value of $5.4 million will be released to the Company. As a result of the bond redemptions during 2005, Warren will have reduced debt by $43.9 million, from $46.5 million to $2.6 million. The remaining $2.6 million of bonds outstanding after the redemptions are fully secured at maturity by matching zero coupon U.S. Treasury securities having a fair market value of $1.3 million.

During the third quarter of 2005, an additional 528,336 shares of preferred stock were converted into common stock on a basis of one share of preferred stock for one share of common stock.  As of September 30, 2005, the Company had 946,784 shares of preferred stock outstanding.  Of the remaining preferred shares outstanding, 227,105 shares are convertible into common stock on a share for share basis until December 16, 2005.  The remaining 719,679 shares of preferred stock are convertible into common stock on the basis of one share of preferred stock for 0.75 shares of common stock.  Commencing July 1, 2006, all remaining shares of preferred stock will be convertible into common stock on the basis of one share of preferred stock for 0.5 shares of common stock.

OPERATIONAL UPDATE

Wilmington Townlot Unit

Mr. Norman F. Swanton, Chairman and CEO of Warren, stated “our Wilmington Townlot Unit has been key to the Company’s production growth this year.  After taking over operations in March 2005, the Company has been engaged in refurbishing the central production facility, evaluating the four primary producing zones and laying out a long-term drilling program for the WTU. Since June 2005, we have directionally drilled and completed 10 gross producing wells and one water injection well in the WTU.”  Petrophysical logs run on the new wells indicate an average of 180 feet of net pay with oil saturation in the Upper Terminal oil zone in the Hx and J sands.  A second drilling rig, which is in the process of being mobilized at the WTU site, is a 10,000 foot, electric, skid mounted rig to facilitate drilling additional wells from within the WTU. In November 2005, we anticipate that the second rig will commence drilling the Ranger oil zone, which has been the most prolific oil zone in the Wilmington field. The 10 new wells were directionally drilled to an average measured depth of approximately 4,000 feet to the Upper Terminal oil zone. We anticipate that these wells will eventually produce in an average range of 50 to 80 barrels of oil per day (“BOPD”) after water injection is activated and subsequently experience a shallow decline curve for the remaining life of the wells.

Since taking over operations of the WTU in March 2005, the Company has increased gross oil production from 380 BOPD to over 700 BOPD. This increase results from successful workovers and initial production from the new wells drilled in 2005.  At October 31, 2005, crude oil from the WTU was being sold for $50.30 per barrel at the wellhead. Warren’s current aggregate 2005 capital expenditure budget for the Wilmington Unit is $19 million to drill 15 gross (13.2 net) producing wells in the Upper Terminal and Ranger zones, and 7 water injection wells.

Washakie Basin Coalbed Methane Project

The Company resumed drilling in the Jolly Roger Coalbed Methane (“CBM”) Unit of the Atlantic Rim project in the Washakie Basin in Wyoming during July 2005. The Company completed drilling the nineteenth well of a planned twenty-four well program in this Unit. We have commenced construction of the necessary infrastructure to  commence producing the Jolly Roger wells by the end of 2005. The drilling rig was moved to the Blue Sky CBM Unit in August 2005. During the third quarter of 2005, the Company drilled an additional eleven producing wells in the Blue Sky Unit, which will decrease  the well spacing from 160 acres to 80 acres per well. The Company believes that reducing the well spacing should drawdown the reservoir pressure and improve gas production from the Blue Sky project. The rig has moved back to Jolly Roger to complete the remaining five producing wells and one water injection well in 2005.

Gross gas production from the twenty-four well pilot program in the Doty Mountain CBM Unit has increased to over 1,200 Mcf per day from zero gas production in January 2005 and the wells are inclining consistently. A second gas compressor was recently installed in the twelve-well Sun Dog CBM Unit to handle the increasing gas production from the Unit. A second water injection well was also placed on line during July 2005 in the Sun Dog Unit, which will allow for increased water production, and in turn increased gas production. Current gross gas production from the twelve well pilot in Sun Dog is 5,200 Mcf per day and the production is continuing to increase from the wells.

The pending Environmental Impact Statement is being prepared by the U.S. Bureau of Land Management (BLM) covering CBM development in the Atlantic Rim project is  moving forward and we believe the draft of the EIS should be released for public comment during November 2005. We continue to believe that a final Record of Decision will be posted during the 2006 drilling season in the Atlantic Rim project.

Lastly, effective July 1 and October 1, 2005, the Company sold non-strategic, producing assets and their related liabilities. Such assets were producing approximately 120 mcfe per day and 60 mcf per day net to Warren, respectively.

Financial and Statistical Data Tables

Following are financial highlights for the comparative third quarters and nine months ended September 30, 2005 and September 30, 2004.

Warren Resources, Inc.

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Oil and gas sales	$3,818,082	$1,851,845	$8,923,993	$4,532,684
Turnkey contracts with affiliated partnerships	2,680,722	3,858,446	6,284,577	7,108,842
Oil and gas sales from marketing activities	2,434,392	1,776,405	6,940,887	4,571,972
Well services	374,147	287,273	1,199,442	799,205
Net gain on investments	56,987	48,847	417,888	(39,124)
Interest and other income	653,400	314,954	2,244,010	1,406,546
Gain on sale of oil and gas properties	—	—	89,441	120,193
	10,017,730	8,137,770	26,100,238	18,500,318

Expenses
Production & exploration	2,235,296	1,121,279	4,908,330	3,167,580
Turnkey contracts	2,919,731	4,958,450	6,686,941	8,301,854
Cost of marketed oil and gas purchased from affiliated partnerships	2,400,824	1,740,639	6,844,269	4,465,040
Well services	475,627	148,877	841,658	410,232
Depreciation, depletion, amortization and impairment	1,034,725	1,128,720	2,714,877	2,662,334
General and administrative	1,792,295	955,245	4,724,646	3,292,481
Interest	95,863	117,444	1,702,140	373,649
Retirement of debt	—	—	1,524,270	—
	10,954,361	10,170,654	29,947,131	22,673,170

Loss before provision for income taxes	(936,631)	(2,032,884)	(3,846,893)	(4,172,852)

Deferred income tax expense (benefit)	143,000	(238,000)	143,000	(92,000)

Loss before minority interest	(1,079,631)	(1,794,884)	(3,989,893)	(4,080,852)

Minority interest	(18,890)	(78,884)	(219,227)	(111,097)

Net loss	(1,098,521)	(1,873,768)	(4,209,120)	(4,191,949)

Less dividends and accretion on preferred shares	404,041	1,649,920	3,646,664	4,940,241

Net loss applicable to common stockholders	$(1,502,562)	$(3,523,688)	$(7,855,784)	$(9,132,190)

Basic and diluted loss per common share	$(0.04)	$(0.18)	$(0.21)	$(0.49)

Weighted average common shares outstanding	42,001,928	19,523,327	37,325,880	18,699,514

Production:
Gas - MMcf	288.2	230.1	789.3	589.4
Oil - MBbls	34.5	19.5	98.4	53.0
Total Equivalents (MMcfe)	495.0	347.3	1,379.7	907.1

Realized Prices:
Gas - Mcf	$6.86	$4.91	$5.88	$4.71
Oil - Bbl	53.43	37.05	43.54	33.22
Total Equivalents (Mcfe)	7.72	5.34	6.47	5.00

Net cash flow used in operating activities:
Cash flow from operations	$(1,580,900)	$(1,071,026)	$(11,853,880)	$(5,561,587)
Changes in working capital accounts	1,540,961	13,784	10,519,662	3,666,938
Cash flow used in operations before working capital changes	(39,939)	(1,057,242)	(1,334,217)	(1,894,649)

Conference Call

The public is invited to listen to the Company’s conference call set for today, November 8, 2005, at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet at our Web site: www.warrenresources.com. If you are unable to participate during the live broadcast, the call will be archived on Warren’s website for approximately 14 days. A telephonic replay will also be available through November 15, 2005 by dialing (888) 286-8010, pass code 22856823.

Updated 2005 Guidance

Warren provides the following updated forecast for production, capital expenditures and operating costs based upon the information available at the time of this release.  Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Fourth Quarter ending December 31, 2005	Year ending December 31, 2005
Production:

Oil (MBbl)	44-48	142-147
Gas (MMcf)	267-294	1,056 –1,084
Gas Equivalent (MMcfe)	529-584	1,910– 1,965

Capex Budget (in thousands)	$17,100	$30,400

Selected operating revenue and expenses (in thousands):
Turnkey contract revenue	$4,000	$10,300
Turnkey contract expense	$3,800	$10,500
General and administrative expense	$2,800	$7,500

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is based in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov). Full details regarding the selected financial information provided above will be available in the Company’s quarterly report on Form 10-Q, which will be filed with the SEC on or about November 8, 2005.

Source:	Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

Contact:	Investor Relations: Kathleen Heaney - phone (212) 753-2137